FOR IMMEDIATE RELEASE

MERRIMAN CURHAN FORD TAKES ACTION TO BOOST STOCKHOLDERS’ EQUITY
AND REGAIN NASDAQ COMPLIANCE

SAN FRANCISCO – December 29, 2009 – Merriman Curhan Ford Group, Inc. (NASDAQ: MERR) believes it has regained compliance with NASDAQ’s listing requirements by removing the ratchet provision in the Series D warrants that were issued during its oversubscribed strategic transaction on September 8, 2009.

As a result of removing the ratchet provision, the company now records a substantially smaller warrant liability and consequently has stockholders’ equity of a magnitude well in excess of that required to meet NASDAQ listing requirements as of this date.  This will be reflected in the company’s Form 10-K for the fiscal year ended December 31, 2009. As of December 28, 2009, the company received binding written agreements from 96% and a verbal consent from the remaining 4% of the warrant holders agreeing to amend these warrants to remove the ratchet provision.

In its Form 10-Q filed with the SEC on November 16, 2009, the company showed a stockholders’ deficit while one of the applicable NASDAQ requirements is a stockholders’ equity of at least $2.5 million.   The strategic transaction that the company closed on September 8, 2009 resulted in a cash infusion of $10.2 million.  Merriman Curhan Ford issued preferred stock and associated warrants with a full ratchet provision.  Consistent with generally accepted accounting principles (GAAP) and as a result of the ratchet provision, the company valued the warrants and recorded a non-cash warrant liability of $26 million at September 30, 2009.  This non-cash liability caused a stockholders’ deficit, which has now been cured by removing the ratchet provision.

About Merriman Curhan Ford

Merriman Curhan Ford (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions that invest in them. The company offers high-quality investment banking, equity research, institutional services and corporate & venture services, and specializes in five growth industry sectors: CleanTech, Consumer, Media & Internet, Health Care, Natural Resources and Technology.  For more information, please go to www.mcfco.com.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties.  This release does not constitute an offer to sell or a solicitation of offers to buy any securities of the Company. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K/A filed on April 30, 2009 and our Form 10-Q filed on November 16, 2009. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K/A filed on April 30, 2009 and Form 10-Q filed on November 16, 2009, together with this press release and the financial information contained herein, is available on our website by going to www.mcfco.com and clicking on "Investor Relations."

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At the Company:
Michael C. Doran
General Counsel
(415) 568-3905